BRAND LICENSING AGREEMENT

UNITED SPIRITS, INC. and HI LIMITED PARTNERSHIP

This Brand Licensing Agreement (the "Agreement") is made as of July 23, 2018, by and between United Spirits, Inc. (together with its Agents, as herein defined, the "Licensee"), a corporation formed under the laws of the State of New York, having offices at 44 Seabro Avenue, Amityville, New York 11701 and HI Limited Partnership ("Licensor"), a partnership organized under the laws of the State of Florida, having offices at 1815 The Exchange, Atlanta, Georgia 30339.

WITNESSETH:

WHEREAS, Licensor owns certain "Hooters" trademarks and service marks, and the related intellectual property rights; and

WHEREAS, Licensee is in the business of, among other things, developing, marketing and distributing single malt alcoholic beverages specific to Vodka, Gin, Bourbon, Rum, and Tequila; and

WHEREAS, Licensee desires to acquire the right to use certain of Licensor's intellectual property in connection with the marketing, distribution and sale of certain Products (defined below), and Licensor desires to grant to Licensee, a license to use the Licensor's intellectual property for use in connection with the marketing, distribution and sale of the Products, subject to, and in accordance with, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them set forth herein:

   a. "Agreement" shall have the meaning ascribed to the term in the preamble.

   b. "Advance Payment" shall mean a payment of $30,000 due from Licensee to Licensor on the Effective Date as set forth in Section 5, below.

   c. "Affiliate" shall mean a company performing activities relating to a Party's business, which such Party directly or indirectly, owns or controls, is owned or controlled by, or are under mutual ownership with, such Party.

   d. "Agreement Year" shall mean each of the calendar years during the Term, except that the first Agreement Year shall commence on the Effective Date and end on December 31, 2018.

   e. "Anti-Corruption Laws" shall mean: (i) the United Nations Convention Against Corruption; (ii) the U.S. Foreign Corrupt Practice Act, available in many languages at http://www.justice.gov/criminal/fraud/fcpa/statutes/regulations.html, 15 U.S.C.

§ 78m, 78dd-1, 78dd-2, and 78dd-3; (iii) the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (and related implementing legislation); (iv) the Corruption of Foreign Public Officials Act of Canada; (v) the relevant common law or legislation from time to time in force in England and Wales, including the Public Bodies Corrupt Practices Act 1889 and the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001, the Criminal Law Act 1977, and The Bribery Act 2010; and (vi) any anti-bribery or anti-corruption provisions in the criminal, anti-competition, anti-bribery and/or anti-corruption laws of the jurisdiction in which Licensee operates; together with any amending, consolidating or successor legislation or case law which has effect from time to time in the relevant jurisdiction.

f. "Applicable Law" shall mean all laws, ordinances, regulations, rules, administrative orders, decrees and policies of any government, governmental agency or department of any country, block of countries or political subdivision in the Territory or elsewhere applicable to either Party or to the Products.

g. "Calendar Quarter" shall mean January 1 through March 30, April 1 through June 30, July 1 through September 30 and October 1 through December 31 of any given year.

h. "Creation" means all concepts, artwork, designs, images, names, advertisements, tags, labels, hang tags, photographs, names, likenesses, symbols, logos, copyrights, trade dress, trademarks or the like, and other things, incorporating, in whole or in part, the Marks or used in association with the Marks in any manner.

i. "Discounts" shall mean all discounts and charge-backs given to Product distributors and retailers, not to exceed six percent (6%) of gross Product sales to such distributor or retailer in any Calendar Quarter unless approved by Licensor.

j. "Effective Date" shall mean the date first written above, which shall be the date upon which the terms and conditions of this Agreement shall be come legally binding and effective.

k. "Foreign Territory" shall mean any Territory outside of the United States.

l. "License" shall have the meaning defined in Section 2(a), below.

m. "Licensee" shall have the meaning ascribed to the term in the preamble.

n. "Licensor" shall have the meaning ascribed to the term in the preamble.

o. "Local Taxes" shall have the meaning defined in 5(k).

p. "Manufacturer" shall mean a person or entity appointed by Licensee to manufacture Products and Packaging and Promotional Materials. For the sake of clarity, an

entity that arranges for manufacture, controls and/or sells Products is deemed a Manufacturer.

q. "Marketing Contribution" means an investment in marketing activities to support sales of Products as further outlined in Schedule "C".

r. "Marks" shall mean Licensor's trademarks, service marks and other intellectual property set forth in Schedule "A" hereto, and other trade names, trademarks, service marks, logos, designs and trade dress that Licensor periodically designates for use in connection with the Products or their manufacture, marketing, sale and distribution.

s. "Minimum Royalty Fee" shall mean: (a) for Agreement Year #1: $65,000; (b) for Agreement Year #2: $255,000; (c) for Agreement Year #3: $ $315,000; (d) for Agreement Year #4 $ $315,000; (e) for Agreement Year #5 $360,000, and (f) for Agreement Year #6 $420,000.

t. "Net Sales" shall mean means the total of (a) the amount that the Licensee invoices, bills, or earns directly or indirectly in connection with its sale of Products, based on Licensee's then-current, undiscounted wholesale list price for the Products (which shall be reflected in each sales invoice to Licensee's customers), multiplied by the number of Products sold to each of Licensee's customers, less only Discounts, and with no other reduction for any other discounts, allowances, support or other rebates, and (b) all other amounts that Licensee bills, invoices or earns directly or indirectly in connection with its provision of related services (if any) and its other activities associated with the Products (if any), whether or not such amounts are received by Licensee and regardless of the form of payment sought or received by Licensee (for example, cash, services, property, barter or other means of exchange), excluding only: (i) reasonable amounts for Products returned by Licensee's customers in the ordinary course of business which are refunded or re-credited; and (ii) the amount of any sales tax, goods and services tax, value added tax or consumption tax imposed by any federal, national or local governmental authority directly on Licensee's sales to its customers and collected from third parties, provided that the amount of such tax is added to or absorbed in the selling price and actually paid by Licensee to the imposing governmental authority. Any reasonable amounts for Products returned by Licensee's customers in the ordinary course of business that shall have been included in Net Sales for any accounting period and for which a refund or recredit is made in a subsequent accounting period shall be deducted from Net Sales for the accounting period in which such refund or recredit is made. No deduction shall be made for any costs incurred in connection with Licensee's business, such as deductions that third parties make to invoices issued by Licensee, relating to the offer and sale of Products.

u. "Packaging and Promotional Materials" shall mean all packaging, neck-tags, labels, press releases, advertising, promotional, display and other materials containing the Marks or otherwise used in the advertising, promotion and sale of the Product.

v. "Parties" and "Party" shall mean either the Licensee, the Licensor or both.

w. "Product" shall mean those alcoholic goods bearing the Marks as licensed hereunder and approved by Licensor in accordance with the terms of this Agreement.

x. "Royalty Deficiency" shall mean the difference between the Minimum Royalty Fee for a given Agreement Year and the actual Royalty Fees paid to Licensor during such Agreement Year.

y. "Royalty Fees" shall have the meaning defined in Section 5(b).

z. "Royalty Report" shall have the meaning defined in Section 5.

aa. "Sell-Off Period" shall have the meaning defined in Section 6(f).

bb. "Term" shall mean length of the effectiveness of this Agreement comprising of the Term, as set forth in Section 6.

cc. "Territory" shall mean the geographical territory as set forth in Section 3, below.

2. License.

a. Licensor hereby grants to Licensee, subject to the terms and conditions hereof, the non-exclusive license to use Licensor's Marks to manufacture, market, distribute and sell the Products within and only within the Territory (the "License").

b. The License excludes the sale of any Product for on-premise consumption at any restaurant, bar or other retail establishment without the prior written consent of Licensor. The License also excludes the sale or provision of Products to third parties for use as premiums, giveaways, prizes, promotions, etc. without the prior written consent of Licensor.

c. The dissemination or use of Product and Packaging and Promotional Materials shall be subject to the prior approval of the Licensor, which approval shall be in its absolute discretion.

d. Unless otherwise specifically approved by Licensor in writing, Licensee shall have no right under this Agreement to license others, directly or indirectly, to use in any manner the Marks; provided, however, that Licensee shall have the right to sublicense the Marks to approved Manufacturers operating at approved facilities subject to manufacturing agreements between Licensee and such Manufacturer, which agreements are subject to Licensor's approval. Licensee shall strictly enforce the terms and conditions of such manufacturing agreements (including the provisions prohibiting the sale, trans-shipment and other distribution of Products outside the Territory).

3. Territory. Licensee shall have a license to market and sell Product in (and only in) the geographical area comprised of North America, Europe, Asia, and Australia and as outlined in Schedule "A". Licensee shall not directly or indirectly sell, ship or distribute any Products outside the Territory or knowingly sell, ship or distribute any Products in the Territory to any person intending to sell, transship, or distribute such Products outside the Territory.

4. Ownership of Marks.

a. Ownership of the Marks shall remain with the Licensor. Except for the non-exclusive license as granted in this Agreement, Licensee shall not acquire any rights to the Marks or any of Licensor's intellectual property as a result of Licensee's use thereof. As of the Effective Date, (a) Licensor has the right to license or sublicense the use of the Marks set forth in Schedule "A" in the Territory, except as set forth in Schedule "A"; and (b) Schedule "A" describes in all material respects the status of the registration or application of the Marks listed in Schedule "A" in the Territory. Licensor has no obligation to, and has not and will not investigate or research whether the Marks or other intellectual property infringes the intellectual property rights of any third party in any Foreign Territory. Except as expressly provided in this Agreement, Licensor shall have no responsibility for any infringements in any Foreign Territory. Nothing in this Agreement shall be construed as a warranty by Licensor regarding clear title to or ownership of the Marks or any other intellectual property in any Foreign Territory, which such warranty is hereby expressly disclaimed. Licensor disclaims all other warranties of any nature regarding the Marks, Licensor's Know-How or the Proprietary Elements. Without limiting the generality of the foregoing, Licensor makes no representation that: (i) any Marks for which applications may be filed in the future will be registered in any Foreign Territory; or (ii) any Marks will continue to be registered in any Foreign Territory. Licensor and its Affiliates have exclusive authority to control all aspects of the registration process unless expressly stated herein.

b. Licensee acknowledges and agrees that: (a) Licensor and/or its Affiliates own(s) the Marks; (b) Licensee's right to use the Marks is derived solely from this Agreement and is limited to conducting business pursuant to and in compliance with this Agreement; (c) Licensee's unauthorized use of any of the Marks constitutes a breach of this Agreement and an infringement of Licensor's rights to the Marks; (d) this Agreement does not confer on Licensee any goodwill or other interests in the Marks, and Licensee's use of the Marks and any goodwill established thereby inures to Licensor's exclusive benefit; (e) Licensee may not at any time during or after the Term contest, or assist any other person in contesting, the validity or ownership of any of the Marks; and (f) Licensee and its Affiliates shall not directly or indirectly apply for, register, attempt to obtain control of, or interfere with Licensor or its Affiliates' efforts to obtain registration or ownership of any name, trademark, service mark, or other identifying name that is identical to, confusingly similar to or related to Licensor's Marks anywhere in the world.

c. Licensee agrees to use the Marks as Licensor may prescribe in connection with the manufacture, marketing, sale or distribution of the Products. Licensee shall use the Marks only in the forms that Licensor designates and shall not alter the Marks, add any other word or design element, delete any word or design element, or incorporate the Marks within or as part of any other symbol or mark. Without Licensor's prior written approval, Licensee may not use any other trademarks, trade names, service marks or logos in connection with the Marks or the Products. Licensee may not use any Mark (or any abbreviation, modification, colorable imitation, translation or transliteration) as part of any corporate or legal business name, or in any other manner (including as an electronic media identifier, such as a website, web page, domain name, Facebook page or Twitter handle) not expressly authorized by Licensor in writing.

d. If it becomes advisable due to requirements of Applicable Law, the evolving image and presentation of Licensor's Marks, or to avoid any potential trademark conflicts, at any time for Licensor and/or Licensee to modify or discontinue use of any Mark or use one or more additional or substitute trademarks, service marks or trade dress, Licensee agrees to (at its cost) comply with Licensor's directions within a reasonable time after notice. In the case of any Products manufactured using a changed or discontinued Mark, Licensee may, during a period of up to one hundred and eighty (180) days, sell off its inventory of such products pursuant to a plan approved by Licensor, provided that Licensor or its designee shall have the right to purchase such Products at Licensee's book value, plus freight and applicable consumption and excise taxes, if any, in connection with such purchase.

e. Licensee must notify Licensor immediately of any infringement of or challenge to Licensee's use of any Mark, or any claim by another person of any rights in any Mark. Licensee may not communicate with any person, other than Licensor (and its counsel), in connection with any such infringement, challenge or claim. Licensor and/or its Affiliates will have sole judgment to take such action as deemed appropriate and will have the right to control exclusively any litigation or trademark office proceeding arising out of any such infringement, challenge or claim or otherwise relating to any Mark. Licensee must sign any and all documents, render such assistance and do such things as may be advisable in the opinion of Licensor's counsel to protect Licensor's interests in any litigation, arbitration, trademark office or other administrative proceeding or otherwise to protect Licensor's and its Affiliates' interests in the Marks.

5. Payments and Reports.

a. On the Effective Date of this Agreement, Licensee shall pay Licensor, in lump sum, the Advance Payment. The Advance Payment shall be credited towards Royalty Fees payable to Licensor.

b. Licensee shall pay Licensor royalties of six percent (6%) of Net Sales of all Products during the Term (the "Royalty Fees").

c. Within forty-five (45) days from the end of each Calendar Quarter, Licensee shall submit to Licensor a quarterly report ("Royalty Report"), in form designated or approved by Licensor, showing the total Net Sales per customer and the payments due for the period. Licensee must make corresponding royalty payments to Licensor at Licensee's sole expense. Net Sales shall be reported in the aggregate and by individual Product SKU. All Royalty Reports shall be sent to Licensor at the contact information listed herein. Royalty Reports shall be furnished to Licensor whether or not any Products have been sold and whether or not payments are due and payable for the particular period.

d. Licensee shall pay Licensor the Royalty Fees on the 45th day following the end of the Calendar Quarter during which such Royalty Fees are accrued. Royalty Fee payments must be made in U.S. Dollars. Any conversion from the local currency in the Territory to U.S. Dollars will be made at the selling rate for U.S. Dollars on the date of payment as quoted by Bloomberg (or such other financial publication designated by Licensor). If such a payment is made after its due date, the conversion rate will be the rate on the scheduled due date or the rate on the date of payment, whichever rate maximizes the U.S. Dollars paid to Licensor. Licensee will bear all the costs and expenses of obtaining U.S. Dollars and of transferring to and depositing payments. Licensee will not have any right to set off against payments due to Licensor any amounts due or claimed to be due to Licensee from Licensor or its Affiliates.

e. Notwithstanding Section 5.**b** above, Licensee agrees to guarantee Licensor receives the applicable Minimum Royalty Fee for each Agreement Year. Therefore, to the extent that the Royalty Fees paid to Licensor for any Agreement Year are less than the Minimum Royalty Fee, Licensee shall pay the Royalty Deficiency along with the Royalty Fee payment due on February 15 of the following Agreement Year. The Minimum Royalty Fees are an obligation of Licensee to Licensor and are fully earned by Licensor upon execution of this Agreement, regardless of the actual Net Sales.

f. All Royalty Fee payments, other payments and any applicable interest shall be made payable to Licensor by either wire or ACH transfer to the following account (or such other account as Licensor may notify Licensee in writing):

By Wire: [____________________]

____

____

____

Account No.:
ABA No.:
Reference: [____________________]

g. For each (full or partial) calendar year during the Term of this Agreement, Licensee must make a Marketing Contribution equal to 2% of the prior year's Net Sales of the Licensed Products. The Marketing Contribution is an additional obligation and

is not to be deducted from royalty payments. If Licensee fails to spend the required Marketing Contribution in any calendar year, Licensee may use any unspent portion of the Marketing Contribution in the first Calendar Quarter of the following year. Any remaining deficiency in the Marketing Contribution will be paid to Licensor within fifteen (15) days from the end of the Calendar Quarter following the end of the calendar year. Licensee must use the Marketing Contribution to provide direct support of sales of licensed Products at retail through the marketing activities addressed in Schedule "C".

h. Licensee shall prominently affix Licensor's name to all electronic payment advice, and Royalty Reports submitted by Licensee pursuant to this Agreement. Written confirmation of each wire or ACH transfer and all Royalty Reports and any other reports of payments as required by this Agreement shall be signed by Licensee's authorized officer and certified as accurate and shall be sent to Licensor by express delivery or to an email address specified by Licensor on or before the due date.

i. If any inconsistencies or mistakes are discovered in such Royalty Report or payments, Licensee shall immediately rectify them and if an underpayment was made by Licensee, then the appropriate payment shall be made by Licensee, or there shall be a set-off against Licensee's next royalty payment and/or other payment to Licensor, if an overpayment was made by Licensee.

j. Any past due amount by Licensee whether due pursuant to this Section or any other Section in this Agreement shall bear interest at one percent (1%) per month, or the maximum rate of interest permitted by law, whichever is lower, which is applicable from the due date until the date of payment.

k. Any payments Licensee is required to make to Licensor pursuant to this Agreement shall be the gross amount determined according to the applicable section of this Agreement without deduction for any local taxes, including any non-resident income withholding taxes assessed against Licensor or its Affiliates by the competent governmental authorities in the Territory (the "**Local Taxes**"). If Licensee or any of its Affiliates is required to make any deduction or withholding on account of any Local Taxes from any payment payable to Licensor or its Affiliates, then the amount payable shall be increased by such amount as is necessary to make the actual amount received (after such taxes and after any additional taxes on account of such additional payment) equal to the amount that would have been received had no deduction or withholding of taxes been required. If Licensee or any of its Affiliates is required to deduct or withhold any Local Taxes, it shall promptly and timely pay the amount required to be withheld to the applicable taxing authority and will promptly deliver to Licensor original receipts or certificates of applicable governmental authorities showing that all taxes were properly and timely withheld and paid in compliance with Applicable Law (or if original receipts are unavailable, photocopies, tax returns and other documentation, as Licensor may require).

6. Term and Termination.

a. Term. The Initial Term of this Agreement shall from the Effective Date through December 31, 2020, unless terminated pursuant to this Section 6.

b. Term Extension. Provided that Licensee is not in breach of any terms of this Agreement, Licensee may elect to extend the Term (the "Extension Term") for an additional 3 years, through December 31, 2023. The Minimum Royalty Fees for the Term Extension shall be $315,000 for 2021, $360,000 for 2022 and $420,000 for 2023. As with all Minimum Royalty Fees, the Minimum Royalty Fee under the Extension Term shall be deems fully earned and guaranteed as of the extension of this Agreement.

c. Termination Generally. In anticipation of termination of the Agreement for any reason, Licensee will only manufacture to fulfill current orders and meet demand such that Licensee is not over-manufacturing.

d. Termination by Licensor. Upon the occurrence of any one or more of the following events, in addition to all other rights and remedies, Licensor, at its sole discretion, may elect to terminate this Agreement, effective upon delivery of written notice to Licensee. Additionally, if Licensor terminates this Agreement before the Effective Date for one of the following reasons, the Minimum Royalty Fee shall immediately become due and payable if Licensee has not met the Royalty Fee for the particular Agreement Year:

(1) Licensee fails to pay any amounts due to Licensor or any of its affiliates and does not correct such failure within fifteen (15) days after written notice of such failure is delivered to Licensee;

(2) Licensee makes any unauthorized use of the Marks, or fails to take reasonable action against any of its Affiliates, employees, representatives or subcontractors who engage in such conduct after fifteen (15) days written notice of such failure is delivered to Licensee;

(3) Licensee interferes with the inspection or audit rights of Licensor or its Affiliates and fails to rectify such interference after fifteen (15) days written notice of such failure is delivered to Licensee;

(4) Licensee fails to materially comply with any other provision of this Agreement, including any specification or standard, and does not correct such failure within thirty (30) days after written notice of such failure to comply is delivered to Licensee;

(5) Licensee fails to comply with any provision of this Agreement on three (3) or more separate occasions during any 24-month period of the Term, whether or not such failures are corrected after notice of the failure is given;

(6) Licensee becomes insolvent in the sense that its liabilities exceed its assets or by reason of Licensee's inability to pay its debts or admission of its inability to pay its debts; a final judgment is entered against Licensee and remains unsatisfied or unbonded of record for ninety (90) days or longer; Licensee makes an assignment for the benefit of creditors or takes similar measures; Licensee files a voluntary petition in bankruptcy or a similar proceeding, files any pleading seeking any reorganization, liquidation or dissolution under any law, admits or fails to contest the material allegations of any such pleading filed against it, or is adjudicated bankrupt or insolvent; Licensee has a receiver, trustee, liquidator or other person acting in a comparable capacity appointed for a substantial part of its assets; or the dissolution of Licensee for any cause whatsoever; or

(7) Upon any transfer or assignment in violation of this Agreement.

e. Termination by Licensee. Upon the occurrence of any one or more of the following events, in addition to all other rights and remedies, Licensee, at its sole discretion, may elect to terminate this Agreement, effective upon delivery of written notice to Licensor:

(1) Licensor materially fails to comply with any of its material obligations under this Agreement, including failure to use reasonable good faith efforts in the Product approval process set forth in Section 12, and such failure is not cured by Licensor within thirty (30) days after written notice of such failure to comply is delivered to Licensor; or

(2) The assignment by Licensor for the benefit of creditors; or the filing of a voluntary bankruptcy, judicial liquidation, or reorganization petition by Licensor; or the failure of Licensor to vacate an involuntary bankruptcy or reorganization petition filed against Licensor within ninety (90) days from the date of such filing; or the failure of Licensor to vacate, set aside or have dismissed any insolvency proceeding involving Licensor under any applicable law within ninety (90) days from the date of the commencement of any such proceeding.

f. The foregoing rights to terminate are without prejudice to all other rights and remedies hereunder or at law or equity. A court order shall not be required to give effect to any termination of this Agreement.

g. Upon expiration or termination of this Agreement, however occasioned, the following shall occur:

(1) All Royalty Fees and other payment obligations and reports shall become immediately due and payable, and Licensee shall make such payments within thirty (30) days;

(2) Licensee shall immediately cease soliciting sales for Product; and

(3) Licensee shall immediately cease producing Product and Packaging and Marketing Materials.

h. Product inventory held by Licensee on the last day of the Term of this Agreement shall be handled as follows:

(1) Provided Licensee has paid all sums due and owing therefor, and is otherwise in compliance with this Agreement, Licensee may sell off its then remaining inventories of Products which were manufactured in compliance with this Agreement for a period of one hundred and eighty (180) days ("Sell-Off Period"), provided that Licensee shall destroy all Products which are not merchantable due to physical deterioration or which are past date. Licensee's Royalty Fee payment obligations will remain in effect for any Product sold during the Sell-Off Period. During the Sell-Off Period the discount limitations set forth in Section 1.i) shall apply. If Licensee desires to sell at a higher discount, Licensee shall request Licensor's advance written permission.

(2) Licensor shall have the option to purchase Licensee's inventory of saleable Products at a price equal to Licensee's cost of goods (ingredient, packaging and manufacturing costs only) for such inventory, less all sums due and owing to Licensor or its Affiliates under this Agreement. Licensor may assign all or any part of this option to any other party.

(3) Within fifteen (15) days after the last day of the Term of this Agreement, Licensee shall destroy all materials and Products bearing the Marks then in its possession, other than assets to be sold, and shall not thereafter use any such items for any purpose. Within fifteen (15) days after the last day of the Term of this Agreement, Licensee shall, at its own expense, deliver to Licensor all materials incorporating any of Licensor's confidential information. From and after the last day of the Term of this Agreement, Licensee shall not directly or indirectly at any time or in any manner identify itself as a current or former Licensee of the Products except as may be required by law, rule or regulations, including the reporting requirements of federal, state and local liquor authorities and the Securities and Exchange Commission.

i. Upon the expiration or termination of this Agreement, Licensee shall not be entitled to receive any compensation or payment from Licensor, whether for actual, consequential, indirect, special or incidental damages, costs or expenses, whether foreseeable or unforeseeable (including labor claims or loss of profits, investments or goodwill), any right to which Licensee hereby waives and disclaims. Licensee recognizes that any enhancement of the goodwill or customer base of the Products will be mainly attributable to the Marks and the other intellectual property owned by Licensor and its Affiliates and that Licensee has no right to compensation for such enhancement of goodwill or customer base.

7. Obligations of Licensee.

a. Safe Manufacture. Licensee shall at all times maintain, and require its Manufacturers and other agents to maintain, good manufacturing practices (as applicable) and sanitary facilities. Licensee shall adopt (and ensure that its Manufacturers and other agents adopt) all appropriate procedures and processes, and otherwise conduct all aspects of its and their business, so as to ensure that all Products are manufactured, stored, shipped, handled, displayed and otherwise provided to consumers in a safe and high quality condition.

b. Best Efforts. Licensee shall use its best efforts, subject to its business judgments, to manufacture, market, promote and sell the Product at its own expense. In all dealings with Licensor, as well as Licensee's suppliers, lessors, and the public, Licensee must adhere to the highest standards of honesty, integrity, fair dealing, and ethical conduct. Licensee shall refrain from any business or advertising practice which may be injurious to Licensor's business or to the goodwill associated with the Marks.

c. Subcontractors and Manufacturers. Licensee represents and warrants that all subcontractors and Manufacturers it uses to assist in the performance of its obligations under this Agreement will be subcontractors and Manufacturers that provide goods and services that meet or exceed industry standards. If Licensor determines, in its sole discretion, that a subcontractor or Manufacturer is not performing in accordance within industry standards, Licensee must replace that subcontractor or Manufacturer with another subcontractor or Manufacturer that is satisfactory to Licensor.

d. Compliance with Law. Licensee must manufacture, market, sell and distribute the Products, and otherwise conduct its business, in full compliance with Applicable Law, including any product labeling and product safety requirements. Licensee must maintain in force in Licensee's name all required licenses, permits and certificates relating to the manufacture, marketing, sale and distribution of the Products, which shall be at the sole cost of the Licensee. Licensee must notify Licensor in writing within five (5) days after: (a) the commencement of any legal or administrative action, or the issuance of any order of any court, agency or other governmental instrumentality, which may adversely affect the manufacture, marketing, sale and distribution of the Products or Licensee's financial condition; or (b) the delivery of any notice of violation or alleged violation of any Applicable Laws. Licensee shall immediately report to Licensor the occurrence of any incident (including reports of food-borne illness or controversies related to Licensee's business pursuant to this Agreement) which has or is likely to become the subject of publicity in the news media or otherwise. Licensee acknowledges that Licensee shall always consult and coordinate with Licensor in advance of communicating with or responding to the media with respect to such matters.

e. Entry into Foreign Territory; Cost Sharing. Upon determining that Licensee desires to use the Marks in any country other than the United States (Foreign Territory), Licensee

must advise Licensor and request that Licensor register the Marks in said country. Licensee must have an attorney conduct a trademark analysis to determine that the use of the Marks does not conflict with any third party marks used in the country in question in connection with Products or other similar goods and is not likely to expose either Licensor or Licensee to liability for infringement of any third party intellectual property rights. Provided that such an analysis is performed and a determination of no such conflict and no such likelihood of infringement is made, Licensee shall request that Licensor apply to register the Marks in said country. Licensee shall reimburse Licensor for the cost of registering the Marks before Licensor approves Licensee's use of the Mark in said country.

f. Anti-Corruption Laws. Licensee represents and warrants as of the Effective Date, and covenants throughout the entire Term, that Licensee, its Affiliates and any person acting for or on its/their behalf, do and shall comply with all applicable Anti-Corruption Laws and anti-money laundering laws and regulations. Without limiting the generality of the foregoing, Licensee, its Affiliates and any person acting for or on its/their behalf shall not provide payment or gift of any item of value, either directly or indirectly, to an official, employee, or officer of, or person acting in an official capacity for, a government, political party or international organization for the purpose of influencing any action or decision, or inducing him/her to use his/her influence with the government, political party or organization in a manner contrary to his/her position or creating an improper advantage to assist Licensor or its Affiliates in obtaining or retaining business for, with, or in that country or organization or directing business to any person, or to assist Licensee or its Affiliates in the performance of its obligations under this Agreement or in connection with its activities in relation thereto.

8. Obligations of Licensor.

a. Licensor shall provide Licensee with written authorization to the Department of Treasury, Alcohol Tax and Trade Bureau for the use of the Marks in connection with the marketing and sale of Product, in a form substantially similar to the letter annexed hereto as Schedule "B".

b. Licensor shall provide Licensee with artwork for the Marks as may be reasonably necessary for the manufacture, advertising and promotion of the Products and Packaging and Promotional Materials.

c. During the Term, Licensor shall be responsible for filing, prosecuting and maintaining any trademarks licensed by Licensor related to the Mark within the United States. Licensor shall not be obligated to file maintain or defend the Mark in any Foreign Territory.

9. Recalls. Licensee shall immediately notify Licensor, and Licensor shall immediately notify Licensee, whenever Licensee or Licensor (as applicable) becomes aware that any Product, or any ingredient or component thereof, is or might become harmful to persons or property, or that any Product is defective in any manner which is or might become harmful

to persons or property, or that any Product is mislabeled or otherwise violates or might violate applicable law, and provide all information in its possession with respect to such problem or defect. If Licensor or Licensee deems it necessary to recall any Product from the warehouse, or from any customer, for any reason bearing on the quality and/or safety of the Product, Licensee agrees to take, and to cause its Manufacturers, co-packers, wholesalers and other subcontractors to take, at Licensee's expense, such steps as may be required by applicable law to protect the interests of the public, and such additional steps as Licensor may specify in its reasonable discretion, and to comply diligently with all product recall procedures established by the agency in the Territory responsible for such recalls. Licensee shall be responsible for implementing any recall required with respect to the Products. Licensee shall prepare and maintain at its offices a documented recall program that complies with applicable law. If Licensee fails or refuses to comply with a recall of Product upon request by Licensor, Licensor shall be authorized to take such action as it deems necessary to recall the Product from any and all of Licensee's warehouses or other storage facilities and from customers, and Licensee shall reimburse Licensor for its costs and expenses incurred in such recall procedure. Any such action taken by Licensor shall not relieve Licensee of its obligations or liability hereunder.

10. Inspections and Audits.

a. Licensee shall permit, and shall cause and require its authorized Manufacturers, subcontractors and co-packers to permit, Licensor and its designees, during normal business hours and without prior notice, to inspect any facilities, equipment and materials (including with respect to process and quality), to check operations and methods, and to take samples of the Products and other ingredients, materials and supplies relating directly or indirectly to the manufacture, distribution or sale of the Products. In addition, if requested by Licensor, Licensee shall furnish, and shall cause and require its approved Manufacturers, subcontractors and co-packers to furnish, Licensor adequate samples of the Products and other ingredients, materials and supplies used in the manufacture of the Products.

b. Licensor and its designees also have the right, during normal business hours and with five (5) days prior notice, to audit and copy all books, records, tax returns and other financial information of Licensee related to this Agreement (and any authorized approved subcontractor agreement) and the manufacture, marketing, distribution and sale of the Products, Net Sales and the calculation and payment of Royalty Fees. Licensee agrees and will cause its authorized Manufacturers, subcontractors and co-packers, to cooperate fully with such inspections and audits and shall ensure that all such books, records, returns and information are accurate and complete. If any such audit or inspection shows that Licensee has underreported Net Sales or underpaid royalty payments, then Licensee shall immediately (a) pay the royalty payments due plus interest thereon from the date due calculated an above; and (b) reimburse Licensor's costs of conducting the audit and inspection.

c. No later than December 31st of the first year of the Term of this Agreement, Licensee, at its sole expense, will provide Licensor with a certification from an

authorized representative indicating that Licensee has and is using adequate systems and procedures to comply with the requirements of this Agreement. Unless Licensor communicates in writing to Licensee within the first year of the Term of this Agreement that annual certification is required, Licensor accepts that Licensee will provide Licensor with the authorized representative's certification contemplated in this section only once during the original Term of this Agreement. This authorized representative's certification obligation does not affect or limit any right of Licensor to audit Licensee. Such certification does not affect or limit Licensee's obligations to Licensor pursuant to this Agreement.

11. Insurance. Licensee shall obtain and maintain throughout the Term, at Licensee's sole expense, either directly or through its manufacturers, general liability and standard products liability insurance from a rated insurance company licensed to issue such policy, naming the Licensor as loss payee as an additional insured. Coverage under the policy shall be a minimum of $15,000,000 per occurrence (with reasonable deductible) and shall require Licensor receive at least thirty days' written notice of cancellation, amendment or endorsement thereof before same is effective. The required $15,000,000 of insurance may be provided in a combination of primary and umbrella policies. From time to time, upon notice from Licensor, Licensee shall furnish Licensor policy endorsements evidencing that the insurance coverage is in full force and effect.

12. Required Approvals and Approval Process.

a. Licensee shall not market, advertise, manufacture, sell or distribute any Product, produce or use any Packaging and Promotional Materials, or use any advertising or marketing material containing any of the Marks, unless it shall have first received Licensor's prior written approval of the same. For each Product, Licensee shall create and deliver to Licensor the first sample Product and its ingredients and other specifications, for Licensor's prior written approval. Prior to any sale or distribution, Licensee, at its expense, shall submit to Licensor all items including, but not limited to, Packaging and Promotional Materials, labeling, point of sale materials, trade show displays, sales materials, Promotional Materials and advertising bearing the Marks, and if such items are in a foreign language, certification that the translations of such items are accurate, for Licensor's advance written approval, in Licensor's sole and absolute discretion, at all stages listed below.

Concept	Rough sketches or layout concepts;
Copy	Verbiage as depicted in packaging, labeling, point of sale materials, trade show displays, sales materials, Promotional Materials and advertising
Prototype	Prototypes or finished artwork; and
Final	Production sample along with quality assurance test results satisfactory to Licensor as set forth.

b. Licensor shall have fifteen (15) business days from its actual receipt of a submission to review and respond in writing to each of Licensee's submissions. Licensor in its sole discretion reserves the right to reject an item approved at a prior stage if in its physical form it does not meet Licensor's marketing standards or departs from the approved sample. If the Licensor does not respond within said time period, the item will be considered disapproved. Licensee shall use best efforts to accommodate any changes requested by Licensor and resubmit the rejected item for approval within five (5) business days of notice of the disapproval. In the event of any modification or change in quality of the items, whether during the approval process or after final approval has been granted, such items shall be re-submitted to Licensor for approval. All submissions become the property of Licensor.

c. Each Party shall designate a person that will manage the production and development of Products, including all approvals, for that Party. Only approvals provided in writing (including e-mail) from Licensor's designated manager for such approval shall be valid. Licensor's approval shall not affect or constitute a waiver of any obligations of indemnification or any representation or warranty made by Licensee under this Agreement.

d. All final approvals expire twenty-four (24) months from date of approval or upon expiration of this Agreement, whichever comes first. For sake of clarity, if Licensee desires to sell approved Products after the expiration of the approval granted pursuant to this section, Licensee must resubmit the item for approval as set forth in this section.

e. After final approval is granted, Licensee will, at its expense, supply Licensor with up to two (2) production units of each Product. Licensor may, in its sole discretion, waive this requirement by providing Licensee with a written waiver.

f. In addition to its other remedies, Licensor reserves the right to suspend the approval process after Licensor has given Licensee notice of any failure to comply with any term or condition of this Agreement until Licensee has cured the deficiency.

13. Event Participation. Licensee shall participate as a sponsor in the Hooters International Pageant with annual donations of $15,000 for each Agreement Year.

14. Product Credit. Licensee shall provide Licensor with a minimum of $2,500 worth of Product (at wholesale price) for each Agreement Year.

15. Confidentiality. The Parties recognize that trade secrets and other proprietary information of each Party will be conveyed to each other pursuant to this Agreement. Each Party agrees to keep such information in confidence and not to disclose it during and within five years after the Term to third parties other than such Party's professionals and agents that need to know such information for the purpose of performing obligations under this Agreement and that are bound by confidentiality restrictions. This confidentiality provision shall survive the termination or cancellation of this Agreement.

16. Relationship. Licensee and Licensor shall act as principals in all respects hereunder, and nothing herein shall be construed to constitute either as the agent, partner, or joint venturer of the other. Licensor will not be obligated by or have any liability under any agreements made by Licensee with any third party or for any representations made by Licensee to any third party.

17. Indemnification.

a. The Parties shall each indemnify and hold each other harmless for all damages, costs and expenses, including reasonable attorney fees and costs, incurred by a Party, its principals, officers, directors, employees, shareholders, professionals, agents assigns, or subcontractors resulting from a breach, misrepresentation or failure to perform, or the gross negligence or willful misconduct in the performance of, any obligation, representation or covenant in this Agreement.

b. Licensee indemnifies and holds Licensor, its affiliates, principals, officers, directors, employees, shareholders, professionals, agents and assigns harmless for any and all claims related to or arising out of Licensee's subcontractors' or Manufacturer's acts or omissions or the use, sale, or consumption of Product, including, but not limited to claims that allege product defects or manufacturing errors.

c. The indemnified Party will notify the other Party within thirty (30) days from the date the indemnified Party becomes aware of any such claim; provided, however, that its failure to provide such notice will not release the other Party from its indemnification obligations under this Section except to the extent that such Party is actually and materially prejudiced by such failure. Licensor has the right to defend and/or settle any matter subject to this Section in such manner Licensor deems appropriate, but must obtain Licensee's consent, which shall not be unreasonably withheld, where Licensor seeks to have Licensee reimburse Licensor for all costs reasonably incurred in defending and/or settling any such matter, including reasonable attorneys' fees. Licensee may not, without Licensor's prior approval, (i) settle or compromise any claim or consent to the entry of any judgment with respect to any claim which does not include a written release from liability of such claim for Licensor and the other indemnified persons, or (ii) settle or compromise any claim in any manner that may adversely affect Licensor other than as a result of money damages or other monetary payments which will be paid by Licensee.

18. Representations and Warranties of Licensor. Licensor represents and warrants to Licensee as follows:

a. Licensor has full authority to execute and to perform this Agreement in accordance with its terms; all corporate authorizations necessary for the execution and delivery of Agreement and the consummation of the transaction contemplated hereby, have been obtained and do not and will not conflict with, result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage

of time, or both, would conflict with or result in a breach, violation or default of any of the terms or provisions or of any indenture, agreement, judgment, decree or other instrument or restriction to which Licensor is a party or by which Licensor may be bound or affected; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable Licensor to enter into and perform the same.

b. The person executing this Agreement on behalf of Licensor is authorized to bind Licensor to the performance of the terms of this Agreement.

19. Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows:

a. Licensee has full authority to execute and to perform this Agreement in accordance with its terms; all corporate authorizations necessary for the execution and delivery of Agreement and the consummation of the transaction contemplated hereby, have been obtained and do not and will not conflict with, result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would conflict with or result in a breach, violation or default of any of the terms or provisions or of any indenture, agreement, judgment, decree or other instrument or restriction to which Licensee is a party or by which Licensee may be bound or affected; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable Licensee to enter into and perform the same.

b. The person executing this Agreement on behalf of Licensee is authorized to bind Licensee to the performance of the terms of this Agreement.

20. Press Releases and use of Licensee's Name.

a. Licensor has the right, but not the obligation, to use the name of Licensee when promoting or referring to the Products.

b. All press releases or public announcements by Licensee in any way related to Licensor, or Products or this Agreement must receive prior written approval by Licensor, both as to the content, timing and distribution of any such release. Licensee will not have any rights against Licensor for damages or another remedy by reason of Licensor's failure or refusal to grant approval of any press release. Notwithstanding the foregoing Licensee may make all press releases and public announcements as may be required by law, rule or regulations, including the reporting requirements of federal, state and local liquor authorities and the Securities and Exchange Commission

21. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered: (a) personally; (b) by email transmission; (c) by a commercial overnight delivery service (e.g., Federal Express, UPS, Airborne, etc.) and paid for by the sender; or (d) by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered: (i) personally, upon such service or

delivery; (ii) if sent by facsimile or email transmission, on the day so transmitted, if the sender receives written confirmation (which may be electronic form) from the receiver that the communication was received; (iii) if sent by commercial overnight delivery service, on the date reflected by such service as delivered to the addressee; or (iv) if mailed by certified or registered mail, five business days after the date of deposit in the United States mail. In each instance, such notice, request, demand or other communications shall be addressed to the parties at the following addresses:

If to Licensor:

HI Limited Partnership
c/o Hooters of America, LLC
1815 The Exchange, SE
Atlanta, Georgia 30339
Attn: Michelle Rodriguez
mrodriguez@hooters.com

with copy to:
Attn: Legal Department

If to Licensee:

United Spirits, Inc.
44 Seabro Avenue
Amityville, New York 11701
Attn: Richard DeCicco
Richard.decicco@gmail.com

with copy to:

Paul A. Rachmuth
Attorney at Law
265 Sunrise Highway, Ste. 62
Rockville Centre, New York 11570
paul@paresq.com

22. Assignment

a. This Agreement may not be assigned by Licensee without the prior written consent of Licensor, which shall not be unreasonably withheld.

b. Where Licensee is permitted to assign this Agreement, it shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and sublicensees. If Licensee assigns or sublicenses per this Section to any party other than an Affiliate, Licensee shall pay a transfer fee of an amount equaling the

greater of: (i) $75,000 or (ii) ten percent (10%) of the previous twenty-four (24) months' royalty payments.

c. Licensor retains the right to sell and/or assign at any time its right to receive any of the license fees and other payments due to it hereunder to third parties upon no less than thirty days' notice to the Licensee.

23. Governing Law. This Agreement and the rights of the Parties relating thereto, shall be governed by the laws of the State of New York without giving effect to conflicts of law provisions.

24. Miscellaneous

a. No delay or failure of either Party in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude any further exercise thereof.

b. No modification, amendment, addition, or waiver, of any provision of this Agreement shall be effective unless set forth in a writing signed by Licensor and Licensee which specifically states that such writing is to be a modification, amendment, addition, or waiver, and then only in that specific instance and for the specific purpose for which given.

c. This Agreement contains the entire and complete understanding of the parties with respect to the subject matter and merges all prior and contemporaneous understandings.

d. No remedy conferred herein is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

e. Each of the parties hereto shall make, do or cause to be done, such further acts and things, and execute, acknowledge, and deliver, such instruments and documents as may be necessary to effectuate the purposes and intent of this Agreement.

f. The invalidity, partial failure of consideration, or unenforceability, of any particular provision of this Agreement shall not affect the validity or enforceability hereof.

g. All referenced to dollars in this Agreement refer to United States dollars.

h. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original agreement.

i. Neither party shall be liable for a failure to perform any of its obligations hereunder (other than Licensee's royalty payments and other payments, quality control and approval obligations hereunder) when such failure is caused by or results from (i) strike, blacklisting, boycott or sanctions however incurred; (ii) acts of God, public

enemies, authority of law, embargo, quarantine, riot, insurrection or war; (iii) inability to obtain raw materials; or (iv) any other cause beyond their respective control.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives, intending to be bound by its terms, as of the date first above written.

HI LIMITED PARTNERSHIP

By: ______________________
Terry Marks
President and Chief Executive Officer

UNITED SPIRITS, INC.

By: Richard J DeCicco
Digitally signed by Richard J DeCicco
DN: cn=Richard J DeCicco, o=United Spirits Inc, ou, email=richard.decicco@gmail.com, c=US
Date: 2018.07.30 17:55:13 -04'00'
____
Richard DeCicco
President

SCHEDULE A

MARKS

Mark	Application or Registration Number	Jurisdiction	Stipulation
	Hooters will submit trademark application.	United States	Use shall be in accordance with Section 12.
	N/A	Foreign Territory	Use shall be in accordance with Section 12. Additionally, Licensee may only use this Mark upon receiving written approval from Licensor. If Licensor determines that current trademarks may not cover the sale of spirits in the specific country, Licensee must have an attorney conduct a trademark analysis and reimburse Licensor for the cost of registering the relevant trademark before Licensor will approve Licensee's use of the Mark in the specific country.
HOOTERS Word Mark	N/A	Foreign Territory	Use shall be in accordance with Section 12. Additionally, Licensee may only use this Mark upon receiving written approval from Licensor. If Licensor determines that current trademarks may not cover the sale of spirits in the specific country, Licensee must have an attorney

			conduct a trademark analysis and reimburse Licensor for the cost of registering the relevant trademark before Licensor will approve Licensee's use of the Mark in the specific country.

SCHEDULE B

[Alcohol and Tobacco Tax and Trade Bureau Letter]

SCHEDULE C

MARKETING CONTRIBUTION

1. For each calendar year during the term of this Agreement, Licensee must spend an amount as set forth in this Agreement which is, at a minimum, equal to the percentage of the Net Sales of the Licensed Products sold during the prior calendar year in the Licensed Territory ("Marketing Contribution"). The Marketing Contribution is an additional obligation and is not to be deducted from Royalty Payments. If in any calendar year Licensee fails to spend the required Marketing Contribution, Licensee will pay the deficiency in the Marketing Contribution to Licensor within fifteen (15) days from the end of each calendar year. Licensee must use the Marketing Contribution to provide direct support of sales of Licensed Products at Retail for the following marketing activities:
   (a) Advertising purposes: for purchasing trade and consumer advertising in print, broadcast, and non-Licensee-owned internet site format approved by Licensor;
   (b) Co-op advertising, approved by Licensor, that directly features Licensed Products, limited only to that portion of the expense attributed to Licensed Products;
   (c) Costs and expenses related to activation of in-store consumer promotions or "retailtainment" activities directly related to an activity approved in writing by Licensor;
   (d) Licensee's contribution to instantly redeemable coupons included on Products for redemption on Licensor's food products or promotions expenses that directly link to Licensor's promotions or products;
   (e) Dedicated consumer research as approved and conducted according to Licensor requirements to be shared with Licensor within ten (10) business days of the completion of such research. Licensor shall have a non-restricted worldwide, royalty-free license to utilize such research;
   (f) Expenses incurred with creative agencies approved by Licensor for artwork related to the licensing program;
   (g) Sell-sheets and catalogs approved by Licensor to promote Licensed Products; or
   (h) Press releases and public relations activations including, but not limited to, photo shoots related to celebrity seeding activities, and items supplied in conjunction with gift bags for celebrity events, award shows, and other high profile publicity opportunities approved by Licensor.

2. The following expenditures are specifically excluded from being allowable expenses toward the Marketing Contribution:
   (a) General retailer chargebacks for newspaper, magazine or other advertising that does not directly feature Products;
   (b) Any packaging, shipment or other logistic devices aimed at facilitating warehousing, distribution or the like; or
   (c) Flyers, catalogs, mailing supporting material, or any other material to promote sale of Products to Licensor, its Affiliates, and Licensor's authorized specialty merchandise suppliers.

3. The Marketing Contribution is an additional obligation and is not to be deducted from Royalty Payments.